Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of July 7, 2004, between American Coin Merchandising, Inc., (“Employer”) a Delaware corporation and wholly-owned subsidiary of Coinstar, Inc. (“Coinstar”), and Randall J. Fagundo (“Employee”);

W I T N E S S E T H:

WHEREAS, as a material inducement for Coinstar, Inc. (“Coinstar”) to enter into the Agreement and Plan of Merger, dated May 23, 2004, by and among Employer, ACMI Holdings, Inc., Coinstar and Wellspring Capital Management LLC, Employee has agreed to execute this Agreement and be bound by the provisions herein; and

WHEREAS, Employer and Employee wish to document certain understandings and agreements; and

WHEREAS, Employer desires to employ Employee upon the terms and conditions set forth herein; and

WHEREAS, Employee is willing to provide services to Employer upon the terms and conditions set forth herein;

A G R E E M E N T S:

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.	POSITION

1.1	Employment

Employer will employ Employee and Employee will provide services to Employer as President of Employer. Employee will report directly to the Chief Executive Officer of Coinstar.

1.2	Attention and Effort

Employee will devote his full business time (excluding scheduled vacations or periods of illness), ability, attention and effort to Employer’s business, including, without limitation, service on behalf of Employer and Coinstar on intercompany committees and task forces as directed by the Chief Executive Officer of Coinstar, and will serve its interests during the Term (as defined below), except with respect to the duties Employee may perform as a member of the boards of directors of no more than two outside companies, provided that service on these boards (a) must be approved in advance by the Chief Executive Officer of

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Coinstar, such approval not to be unreasonably withheld, and (b) does not adversely affect Employee’s ability to fulfill his responsibilities as President of the Employer.

1.3	Term

Employee’s term of employment under this Agreement shall begin as of the effective date of this Agreement and, unless otherwise terminated pursuant to Section 2 of this Agreement, shall continue until July 6, 2006 (the “ Term”). The Term shall be automatically extended for an additional one-year period, unless either party provides written notice at least ninety (90) days prior to the end of the Term of such party’s election not to extend the Term.

In the event that a Change of Control (as defined below) has not occurred and (i) Employee terminates his employment other than for Good Reason (as defined below) or (ii) Employer or Coinstar terminates Employee for Cause (as defined below), Employee shall pay to Employer the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Repayment Obligation”) reduced by the amount, if any, by which the fair market value of the stock purchased by Employee pursuant to Section 4 below is less than $250,000 on the date Employee terminates his employment. Any amount to be repaid pursuant to this Section 1.3 will be paid in twenty-four (24) monthly installments within two years of termination of Employee’s employment. For the avoidance of doubt, if a Change of Control occurs, if Employee terminates his employment for Good Reason, or if Employer or Coinstar terminates Employee’s employment other than for Cause, there shall be no Repayment Obligation under this paragraph.

For purposes of this Agreement, “Good Reason” means any of the following events or conditions and the failure to cure such event or condition within twenty (20) days after receipt of written notice from Employee:

(a) The assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position, authority, duties or responsibilities as contemplated by Section 1.1 hereof or any other action by the Employer which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith and remedied by the Employer promptly after receipt of notice thereof given by the Employee, and further excluding reasonable changes in particular duties and reporting responsibilities which may result from the Employer’s becoming part of a larger business organization at some future time provided that such changes in the aggregate do not result in a material alteration in the Employee’s position, authority, duties or responsibilities;

(b) Any failure by the Employer to comply with any of the provisions of Section 2 hereof, other than an isolated and inadvertent failure not occurring in bad faith and remedied by the Employer promptly after receipt of notice thereof given by the Employee;

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(c) Any failure by the Employer to comply with and satisfy Section 10 hereof, provided that the Employer’s successor has received at least ten (10) days’ prior written notice from the Employer or the Employee of the requirements of Section 10 hereof;

(d) Any purported termination of the Employee’s employment that is not in accordance with the definition of Cause hereunder; or

(e) A relocation of the Employer’s principal executive offices to a location more than 50 miles from the Boulder metropolitan area, or the Employer’s requirement that the Employee be based anywhere other than within 50 miles of the Boulder metropolitan area, except for required travel on the Employer’s business to an extent substantially consistent with the Employee’s position, duties and responsibilities.

For purposes of this Agreement, a “Change of Control” means:

(a) A “Board Change” which, for purposes of this Agreement, shall have occurred if individuals who, as of the date of this Agreement, constitute the Board of Directors of Employer or Coinstar, as the case may be (the “Incumbent Board”), cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Employer’s or Coinstar’s respective shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-l1 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as hereinafter defined) other than the Board of Directors; or

(b) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 20% or more of either (A) the then outstanding shares of Common Stock of the Employer or Coinstar, as the case may be (the “Outstanding Employer Common Stock”), or (B) the combined voting power of the then outstanding voting securities of the Employer or Coinstar, as the case may be, entitled to vote generally in the election of directors (the “Outstanding Employer Voting Securities”), in the case of either (A) or (B) of this clause (i), which acquisition is not approved in advance by a majority of the Incumbent Directors, or (ii) 33% or more of either (A) the Outstanding Employer Common Stock or (B) the Outstanding Employer Voting Securities, in the case of either (A) or (B) of this clause (ii), which acquisition is approved in advance by a majority of the Incumbent Directors; provided, however, that the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Employer or Coinstar, as the case may be, or in connection with an offering of the Employer or Coinstar, as the case may be, pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission, (x) any acquisition by the Employer

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or Coinstar, as the case may be, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer or Coinstar, as the case may be, or any corporation controlled by the Employer or Coinstar, as the case may be, or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Appendix A are satisfied; or

(c) Consummation of a reorganization, merger or consolidation approved by the respective stockholders of the Employer or Coinstar, as the case may be, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Employer Common Stock and the Outstanding Employer Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their ownership immediately prior to such reorganization, merger or consolidation of the Outstanding Employer Common Stock and the Outstanding Employer Voting Securities, as the case may be, (ii) no Person (excluding the Employer, any employee benefit plan (or related trust) of the Employer or Coinstar, as the case may be, or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the Outstanding Employer Common Stock or the Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board of Directors at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d) Consummation of the following events approved by the respective stockholders of the Employer or Coinstar, as the case may be, (i) a complete liquidation or dissolution of the Employer or Coinstar, as the case may be, or (ii) the sale or other disposition of all or substantially all the assets of the Employer or Coinstar, as the case may be, other than to a corporation with respect to which immediately following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Employer Common Stock and the Outstanding Employer Voting Securities immediately prior to such sale or

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other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Employer Common Stock and the Outstanding Employer Voting Securities, as the case may be, (B) no Person (excluding the Employer or Coinstar, as the case may be, any employee benefit plan (or related trust) of the Employer or Coinstar, as the case may be, or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the Outstanding Employer Common Stock or the Outstanding Employer Voting Securities, as the case may be) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the Board of Directors of such corporation were approved by a majority of the members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors providing for such sale or other disposition of assets of the Employer or Coinstar, as the case may be.

Notwithstanding the foregoing, there shall not be a Change of Control if, in advance of such event, the Employee agrees in writing that such event shall not constitute a Change of Control.

2.	COMPENSATION

During the Term, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

2.1.	Base Salary

Employee’s compensation as President of ACMI shall consist, in part, of an annual base salary of Three Hundred Twenty Five Thousand Dollars ($325,000) before all customary payroll deductions (“Base Salary”). Such Base Salary shall be paid in substantially equal installments and at the same intervals as other officers of Employer are paid. Employee’s salary shall be reviewed annually by the Compensation Committee of the Board of Directors of Coinstar (the “Committee”) to determine in its discretion an appropriate increase in the Base Salary.

2.2.	Bonus

For the 2004 fiscal year, Employee shall be entitled to receive an annual bonus in the amount equal to up to 100% of the Base Salary, which bonus will be determined by the Committee based upon the achievement of certain performance goals, which are set forth on Attachment A hereto and will be paid out during the first quarter of 2005. Thereafter, Employee shall be eligible for cash bonuses consistent with the existing program for senior managers of Employer, provided performance targets applicable to such bonuses are met, and

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provided further, any such bonus shall be pro-rated in the event of a termination without Cause, termination by Employee for Good Reason or termination due to death or disability.

2.3.	Stock Options

Employee shall be granted options to purchase 40,000 shares of common stock of Coinstar at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, subject to (a) approval by the Committee and (b) approval of the proposed amendments to the Coinstar 1997 Amended and Restated Equity Incentive Plan (the “1997 Plan”) at the Coinstar annual meeting of stockholders on June 10, 2004. Such options shall be subject to the terms and conditions set forth in the 1997 Plan, including without limitation the change of control provisions set forth in Section 11 of the 1997 Plan. Employee also shall be entitled to participate in any additional stock option pools, grants, or programs as are offered or made generally available to other employees in executive positions with Employer.

3.	BENEFITS

3.1	Benefits

During the Term, Employee shall be entitled to receive all other benefits of employment generally available to other employees in executive positions with Employer when and as said Employee becomes eligible for those benefits, in accordance with the general policy of Employer, including but not limited to, sick leave, paid holidays, life insurance, health insurance, 401(k) plan, 125 cafeteria package and participation in any employee stock option or stock purchase plans.

3.2	Vacation

Employee shall be entitled to the same number of weeks vacation during each calendar year of employment as generally available to other employees in similar positions with Employer; provided that Employee shall be entitled to no less than four (4) weeks of paid vacation per year. Employee shall accrue days of paid vacation in accordance with Employer’s policy on vacation, as that policy is applied to other employees who hold similar positions and who have been employed by Employer as long as Employee. Employee shall use reasonable efforts to take all such accrued vacation days at times, which shall not interfere with the normal business operations of Employer.

3.3	Expenses

Employee shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by Employee in connection with the performance of his duties hereunder, according to the policies of the Employer.

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3.4	Directors and Officers Insurance

Employee shall be entitled to coverage and participation in the Employer’s Directors and Officers Insurance policy.

4.	STOCK OWNERSHIP GUIDELINES

During the Term, Employee shall purchase in one or more open market transactions within one hundred eighty (180) days of the effective date of this Agreement (or such longer period as may be required to allow compliance with federal and state securities laws) in a manner that does not conflict with or result in a violation of federal or state securities laws, a minimum of $250,000 worth of shares of common stock of Coinstar, which he shall then hold for the term of his employment with Employer and shall otherwise comply with the Stock Ownership Guidelines set forth in Section 5.04.c. of the Coinstar Employee Handbook and Manager’s Guide, a copy of which has been provided to Employee. Neither unvested stock options, nor vested but unexercised stock options shall count towards the holding requirements.

5.	TERMINATION

Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Section 7 hereof shall survive the termination of this Agreement and the termination of Employee’s employment hereunder:

5.1	By Employer

With or without Cause (as defined below), Employer may terminate the employment of Employee at any time during the term of employment upon giving Notice of Termination (as defined below).

5.2	By Employee

Employee may terminate his employment at any time, for any reason, upon giving Notice of Termination.

5.3	Automatic Termination

This Agreement and Employee’s employment hereunder shall terminate automatically upon the death or total disability of Employee. The term “total disability” as used herein shall mean Employee’s inability to perform the duties set forth in Section 1 hereof for a period or periods aggregating 180 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee’s control, unless Employee is granted a leave of absence by the Employer. Employee and Employer hereby acknowledge that Employee’s ability to perform the duties specified in Section 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee’s death occurs or

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(b) immediately upon a determination by the Employer of Employee’s total disability, as defined herein. Upon termination due to death or disability as defined herein, Employee (or Employee’s estate) shall be entitled to receive (a) any unpaid Base Salary, which has accrued for services already performed as of the date termination of Employee’s employment becomes effective, and (b) any bonus Employee may be entitled to under Section 2.2.

5.4	Notice

The term “Notice of Termination” shall mean at least 30 days’ written notice of termination of Employee’s employment, during which period Employee’s employment and performance of services will continue; provided, however, that Employer may, upon notice to Employee and without reducing Employee’s compensation during such period, excuse Employee from any or all of his duties during such period. The effective date of the termination of Employee’s employment hereunder shall be the date on which such 30-day period expires.

6.	TERMINATION PAYMENTS

In the event of termination of the employment of Employee during the Term, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 6:

6.1	Termination by Employer without Cause or by Employee for Good Reason

If Employer terminates Employee’s employment without Cause during the Term, or Employee terminates his employment for Good Reason, Employee shall be entitled to receive (a) termination payments equal to twelve (12) months’ Base Salary, (b) any unpaid Base Salary, which has accrued for services already performed as of the date termination of Employee’s employment becomes effective, and (c) any bonus Employee may be entitled to under Section 2.2. Such payment shall be provided in equal monthly installments, less applicable deductions and tax withholding, at regular payroll intervals. Employer agrees to continue Employee’s health insurance benefits, including current dependent coverage, for twelve (12) months following the date the Employee is terminated without Cause or Employee terminates his employment for Good Reason. Thereafter Employee may self-pay health insurance under COBRA if he elects to do so. All other Employer benefits cease on the date of termination without Cause or termination for Good Reason. If Employee is terminated by Employer for Cause during the Term, Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (b) above.

6.2	Termination by Employee without Good Reason

In the case of the termination of Employee’s employment by Employee without Good Reason, Employee shall not be entitled to any payments hereunder, other than those set forth in Section 6.1(b).

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6.3	Payment Schedule

All payments under this Section 6 shall be made to Employee at the same interval as payments of salary were made to Employee immediately prior to termination.

6.4	Cause

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” is limited to the occurrence of one or more of the following events:

(a) failure or refusal to carry out the lawful duties of Employee described in Section 1 hereof or any directions of the Board of Directors of Employer or Coinstar, which directions are reasonably consistent with the duties herein set forth to be performed by Employee, provided that Employee has been provided written notice of such failure or refusal and a reasonable opportunity to cure same;

(b) arrest of Employee for a violation of a state or federal criminal law involving the commission of a crime against Employer or Coinstar or a felony;

(c) use by Employee of any illegal controlled substance (i) while on Coinstar or Employer or any of its subsidiaries business time, including business entertainment time, business travel time or similar business time, (ii) that impairs Employee’s ability to perform his duties under this Agreement or (iii) that results in conduct bringing Coinstar, Employer or any of its subsidiaries into public disgrace or disrepute;

(d) intentional deception, fraud, misrepresentation or dishonesty by Employee that substantially impairs Coinstar’s or Employer’s business, good will or reputation;

(e) any act or omission by Employee that substantially impairs Coinstar’s or Employer’s business, good will or reputation, provided that Employee has been provided written notice of such act or omission and a reasonable opportunity to cure same; or

(f) any other material violation of any provision of this Agreement, provided that Employee has been provided written notice of such violation and a reasonable opportunity to cure same.

7.	NONCOMPETITION, NONDISCLOSURE AND NONDISPARAGEMENT

7.1 The nature of Employee’s employment with Employer has given Employee access to trade secrets and confidential information, including information about its technology and customers. Therefore, during the one (1) year following termination of employment for whatever reason, Employee will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any business or activity whose efforts are in competition with (i) the products or services manufactured or marketed by Employer at the

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time of this Agreement, or (ii) the products or services which have been under research or development by Employer during the term of Employee’s employment, and which Employer has demonstrably considered for further development or commercialization, including but not limited to, coin operated amusement vending machines. The geographic scope of this restriction shall extend to anywhere Employer is doing business, has done business or intends to do business. Employee acknowledges that the restrictions are reasonable and necessary for protection of the business and goodwill of Employer.

If, within the one year following the date of termination of employment, Employee violates this Section 7, Employee shall forfeit any remaining termination payments provided under Section 6.

7.2 Employee further agrees that he will not at any time improperly disclose confidential information about Employer relating to its business, technology, practices, products, marketing, sales, services, finances or legal affairs.

7.3 Following termination of Employee for any reason, Employee and Employer shall refrain from making any derogatory comment to the press or any individual or entity regarding the other that relates to their activities or relationship prior to the date of termination, which comment would likely cause material damage or harm to the business interests or reputation of Employee or Employer. Employee and Employer acknowledge that the non-disparagement provisions of this Section 7.3 are essential to Employee and Employer, that Employee and Employer would not enter into this Agreement if it did not include this Section 7.3, and that damages sustained by Employee or Employer as a result of a breach of this section 7.3 cannot be adequately quantified or remedied by damages alone. Accordingly, Employee or Employer shall be entitled to seek injunctive and other equitable relief to prevent or curtail any breach of this Section 7.3.

8.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

8.1 Employee represents and warrants that neither the execution nor the performance of this Agreement by Employee will violate or conflict in any way with any other agreement by which Employee may be bound, or with any other duties imposed upon Employee by corporate or other statutory or common law.

8.2 Employee represents and warrants that the Amended and Restated Employment Agreement, dated September 30, 2002, between Employer and Employee, has been terminated and that Employee has waived any right to payment under such agreement, including but not limited to any payment obligation due to a Severance Amount or Change in Control Termination Fee as defined therein. Employee further represents and warrants that no payment has been made or is owed by Employer or any affiliate of Employer pursuant to such agreement.

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9.	FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Employee:	Randall J. Fagundo
c/o American Coin Merchandising, Inc.
397 S. Taylor Avenue
Louisville, CO 80027

Copy to:	Cooley Godward LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021-8023
Attn: Brent D. Fassett

If to Employer:	American Coin Merchandising, Inc.
c/o Coinstar, Inc.
1800 114th Avenue SE
Bellevue, WA 98004
Attn: Client Executive Officer/General Counsel

Copy to:	Perkins Coie LLP
1201 Third Avenue, 48th Floor
Seattle, WA 98101-3099
Attn: Kurt Becker

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered, it shall be effective upon receipt.

10.	ASSIGNMENT

This Agreement is personal to Employee and shall not be assignable by Employee. Employer may assign its rights hereunder to (a) any corporation or other entity resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

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11.	WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

12.	ARBITRATION

To ensure rapid and economical resolution of any disputes which may arise concerning the relationship between Employer and Employee, the Employee and Employer hereby agree that, with the exception of an alleged violation of Employee’s obligation under any noncompetition or non-disclosure provisions of this agreement or any separate noncompetition or non-disclosure agreement, any and all claims, disputes or controversies of any nature whatsoever arising out of or relating to Employee’s employment with the Employer or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Denver, Colorado conducted before a mutually agreed upon single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. Employee and Employer each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Employer shall bear all JAMS’ arbitration fees and administrative costs; provided, however that the arbitrator may award the prevailing party costs, expenses (including without limitation JAMS’ arbitration fees and administrative costs) and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing in this Agreement shall prevent either Employee or the Employer from seeking to obtain injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration, nor shall it prevent the Employer from seeking court enforcement or relief based upon an alleged violation of Employee’s obligations under any noncompetition or nondisclosure provisions of this agreement or any separate noncompetition or non-disclosure agreement.

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13.	AVAILABILITY AND CONSULTATION

If Employee’s employment with Employer terminates for any reason, Employee will thereafter make himself reasonably available to Employer and counsel for Employer for the purpose of enabling Employer to defend against any legal claims in which Employer determines he may have knowledge or information. Employer will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with any consultations under this Section 13.

14.	AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Employee.

15.	APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Colorado, without regard to any rules governing conflicts of laws.

16.	SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

17.	HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

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18.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 14 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

19.	ENTIRE AGREEMENT

Except for that certain Proprietary Invention and Information Agreements dated as of the date hereof and the Waiver Agreement entered into by and among the Company, the Employee and certain other parties made effective as of July 7, 2004, this Agreement sets forth the entire understanding between Employee and Employer, superseding any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with Employer. Employer and Employee acknowledge that in executing this Agreement, neither is relying upon any representation or statement by any representative or agent of the other concerning the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

AMERICAN COIN MERCHANDISING, INC.

/s/ RANDALL J. FAGUNDO	By	/s/ KENNETH W. EDIC
RANDALL J. FAGUNDO	Its	Senior V.P. / C.F.O.

EMPLOYMENT AGREEMENT

ATTACHMENT A

BONUS CRITERIA

The 2004 Corporate Bonus Incentive Plan will measure both individual performance criteria, and on a company level, EBITDA. EBITDA is a measurement of the operating cash flow, which represents operating earnings before interest, taxes, depreciation, amortization and non-cash expenses. EBITDA will account for 100% of the actual bonus eligibility for the year. Of this amount, 50% of the bonus will be based on EBITDA achieved, 25% will be payable upon achieving individual performance goals and 25% will be payable achieving your business plan goals.

The bonus amount relating to EBITDA that you receive will be graduated based on actual EBITDA using the 2004 final results. The Bonus Pool begins at $31.000M with the goal this year being our actual Planned EBITDA of 37.000M.

2003 Actual EBITDA	2004 Base EBITDA	2004 Base plus 50% EBITDA	2004 Target EBITDA	2004 Goal EBITDA
$26.500 M	$31.000 M	$32.500 M	$34.000 M	$37.000 M

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